UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2024

Optimus Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	333-261849	65-0181535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Old Country Road, Suite 306 Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

(516) 806-4201

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported, on May 25, 2021, Optimus Healthcare Services, Inc. (the “Company”) entered into a securities purchase agreement with certain institutional investors (the “Noteholders”) pursuant to which the Company issued convertible notes in an aggregate principal amount of $2,200,000 for an aggregate purchase price of $2 million ( the “May 2021 Notes”).  On June 7, 2022, the Company entered into a securities purchase agreement with certain institutional investors (the “Noteholders”) pursuant to which the Company issued convertible notes in an aggregate principal amount of $2,200,000 for an aggregate purchase price of $2 million (collectively, the “June 2022 Notes” and together with the “May 2021 Notes”, the “Notes”). The outstanding amounts of the Notes mature on May 25, 2024 and June 7, 2024, respectively.

The Company failed to pay interest that was due and payable under the Notes for the quarter ended December 31, 2023, which interest was due on January 9, 2024.  As a result, an event of default has occurred under the Notes.  However, the Company has not received a notice of default from the Noteholders. At this time, the Noteholders have not: (i) accelerated or demanded any payment; (ii) applied interest under the Notes at the default rate; (iii) foreclosed on all or any part of any lien or security interest created by any of the loan documents; and (iv) exercised any other right or remedy that may be available to them.   The Company and Noteholders have engaged in discussions and have reached an agreement in principle which would amend the terms of the Notes and is subject to the review and approval of documentation. There are no assurances that the Company and Noteholders will reach a final agreement.

A description of the Notes and related agreements is contained in the Company’s reports filed with the SEC, which are incorporated herein by reference.

The Company has sustained operating losses since inception and expects such losses to continue over the foreseeable future. The Company’s current operations have been focused on business planning and raising capital. Management is currently evaluating different strategies to obtain the required funding for future operations. These strategies may include but are not limited to: private offerings of Common Stock, public offerings of equity and/or debt securities, payments from potential strategic research and development and licensing and/or marketing arrangements. Management believes that these ongoing and planned financing endeavors, if successful, will provide adequate financial resources to continue as a going concern, however, there can be no assurance in this regard. If the Company is unable to secure adequate additional funding, its business, operating results, financial condition and cash flows may be materially and adversely affected.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUS HEALTHCARE SERVICES, INC.

By: /s/ Cliff Saffron

Cliff Saffron

Interim Chief Executive Officer and General Counsel

Dated: January 16, 2024